   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 23, 1998
                                                REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         NORTHWEST AIRLINES CORPORATION

                    (FORMERLY NEWBRIDGE PARENT CORPORATION)

             (Exact name of registrant as specified in its charter)
                         ------------------------------

                           DELAWARE                                                       41-1905580
               (State or other jurisdiction of                                         (I.R.S. Employer
                incorporation or organization)                                       Identification No.)

                             2700 LONE OAK PARKWAY
                             EAGAN, MINNESOTA 55121
                                 (612) 726-2111
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                         ------------------------------

                           DOUGLAS M. STEENLAND, ESQ.
            EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                         NORTHWEST AIRLINES CORPORATION
                             2700 LONE OAK PARKWAY
                             EAGAN, MINNESOTA 55121
                                 (612) 726-2111
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:
                            ROBERT L. FRIEDMAN, ESQ.
                           SIMPSON THACHER & BARTLETT
                              425 LEXINGTON AVENUE
                         NEW YORK, NEW YORK 10017-3954

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement number of the earlier effective registration statement for the same offering. / / ______

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                         PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
                 TITLE OF SHARES                        AMOUNT TO        AGGREGATE PRICE        AGGREGATE          REGISTRATION
                 TO BE REGISTERED                     BE REGISTERED        PER UNIT (1)     OFFERING PRICE(1)          FEE
Common Stock, par value $.01 (2)..................   2,631,784 shares         $22.38          $58,899,325.92        $16,374.01

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.
(2) Includes Preferred Share Purchase Rights which prior to the occurrence of certain events will not be exercisable or evidenced separately from the Common Stock.
                           --------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED DECEMBER 23, 1998

PROSPECTUS

    THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL A REGISTRATION STATEMENT COVERING THESE SECURITIES IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                         NORTHWEST AIRLINES CORPORATION
                        2,631,784 SHARES OF COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

                            ------------------------

    This Prospectus relates to the 2,631,784 shares of Common Stock of Northwest Airlines Corporation (formerly Newbridge Parent Corporation) to be sold from time to time by and for the account of the Selling Stockholders named in this Prospectus.

    Northwest Airlines Corporation will not receive any of the proceeds from the sale of the Common Stock offered by the Selling Stockholders.

    In addition to acquiring Common Stock, each purchaser of Common Stock will acquire one Right to purchase one one-hundredth of a share of Series D Junior Participating Preferred Stock for each share of Common Stock purchased. This Right is exercisable in certain circumstances which may arise in connection with a hostile takeover attempt, but prior to the occurrence of such event, this Right will not be exercisable or evidenced separately from the Common Stock.

    The Common Stock of Northwest Airlines Corporation is quoted on the Nasdaq National Market under the symbol "NWAC". On December 18, 1998, the closing price of the Common Stock was $23.25 per share.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE AND COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

               The date of this Prospectus is December 23, 1998.

                               TABLE OF CONTENTS

About this Prospectus..................................................................          2
Where You Can Find More Information....................................................          2
The Company............................................................................          3
Use of Proceeds........................................................................          4
Selling Stockholders...................................................................          4
Description of NWA Corp. Capital Stock.................................................          4
Plan of Distribution...................................................................          9
Legal Matters..........................................................................         11
Experts................................................................................         11

                             ABOUT THIS PROSPECTUS

    This prospectus ("Prospectus") is part of a registration statement (the "Registration Statement") that we filed with the Securities and Exchange Commission (the "Commission") utilizing a "shelf" registration process. Under this shelf registration process, the selling stockholders named herein (the "Selling Stockholders") may sell up to an aggregate of 2,631,784 shares of the Common Stock, par value $0.01 per share (the "Common Stock"), of Northwest Airlines Corporation ("NWA Corp.") described in this Prospectus in one or more offerings. This Prospectus provides you with a general description of NWA Corp. and the Common Stock to be offered by the Selling Stockholders. From time to time, we may provide a prospectus supplement that will contain specific information about the terms of certain offerings by the Selling Stockholders. A prospectus supplement may also add, update or change information contained in this Prospectus. You should read both this Prospectus and any prospectus supplement together with additional information described under the next heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the Commission. You can inspect and copy any document filed by us or our predecessor corporation, Northwest Airlines Holdings Corporation, which was formerly known as Northwest Airlines Corporation ("Old NWA Corp.") at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of such public reference room. Our Commission filings are also available on the Commission's Website at "http://www.sec.gov."

    The Commission allows us to "incorporate by reference" information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is an important part of this Prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents filed by Old NWA Corp. and NWA Corp. pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

    - Annual Report of Old NWA Corp. on Form 10-K for the fiscal year ended December 31, 1997, as amended;

    - Quarterly Reports of Old NWA Corp. on Form 10-Q for the fiscal quarters ended March 31, 1998, June 30, 1998, and September 30, 1998;

    - Current Reports of Old NWA Corp. on Form 8-K dated as January 25, 1998, February 19, 1998, March 2, 1998, April 3, 1998, June 25, 1998 and August 28, 1998 and Current Report of NWA Corp. on Form 8-K dated as of November 20, 1998; and

    - all documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made by this Prospectus.

    You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                         Northwest Airlines Corporation
                                Attn: Secretary
                                Department A1180
                              5101 Northwest Drive
                           St. Paul, Minnesota 55111
                                 (612) 726-2111

    You should rely only on the information contained in this document or that we have referred to you. We have not authorized anyone else to provide you with different information.

                                  THE COMPANY

    We operate the world's fourth largest airline (as measured by 1997 revenue passenger miles ("RPMs")) through our principal indirect wholly-owned subsidiary, Northwest Airlines, Inc. ("Northwest"). Northwest is engaged principally in commercial transportation of passengers and cargo. Its business focuses on developing a global airline network through the optimization of its domestic hubs at Detroit, Minneapolis/St. Paul and Memphis, an extensive Pacific route system with hubs at Tokyo and Osaka, a trans-Atlantic alliance with KLM Royal Dutch Airlines ("KLM"), which operates through a hub in Amsterdam and a global alliance with Continental Airlines, Inc. ("Continental"), which will result in a domestic presence as large as any other U.S. airline, access to Latin America and an increased Pacific presence.

    Northwest operates substantial domestic and international route networks and directly serves 143 cities in 19 countries on the continents of North America, Asia and Europe. Northwest had more than 54 million enplanements and flew over 72 billion RPMs in 1997.

    Our company was incorporated in Delaware in 1998. Our principal executive offices are located at 2700 Lone Oak Parkway, Eagan, Minnesota 55121, and our telephone number is (612) 726-2111.

HOLDING COMPANY REORGANIZATION

    NWA Corp. succeeded Old NWA Corp. in a reorganization effected on November 20, 1998 (the "Closing Date"), as a result of which NWA Corp. became a public holding company. On the Closing Date, pursuant to Section 251(g) of the Delaware General Corporation Law and the Amended and Restated Agreement and Plan of Merger, dated as of October 30, 1998, among NWA Corp., Old NWA Corp. and Newbridge Merger Corporation, a Delaware corporation and at such date a wholly-owned subsidiary of NWA Corp. ("Merger Sub"), Merger Sub merged (the "Merger") with and into Old NWA Corp., which was the surviving corporation in the Merger, and ceased to exist. Pursuant to the Merger,

    (i) each share of Common Stock, par value $.01 per share, of Merger Sub issued and outstanding prior to the effective time of the Merger (the "Effective Time"), including each share that was owned by NWA Corp., was converted into one share of Common Stock, par value $.01 per share, of Old NWA Corp.;

    (ii) each share of Common Stock, par value $.01 per share, of Old NWA Corp. issued and outstanding or held in its treasury immediately prior to the Effective Time was converted into one share of Common Stock, par value $.01 per share, of NWA Corp.; and

   (iii) each share of Series C Preferred Stock, par value $.01 per share of Old NWA Corp. issued and outstanding or held in its treasury immediately prior to the Effective Time was converted into one share of Series C Preferred Stock, par value $.01 per share, of NWA Corp.

    As a result of the Merger, Old NWA Corp. became a direct wholly-owned subsidiary of NWA Corp., and NWA Corp. became the publicly traded holding company for Old NWA Corp. and the holding and operating subsidiaries of Old NWA Corp.

                                USE OF PROCEEDS

    We will not receive any of the proceeds from the sale of the Common Stock offered by the Selling Stockholders.

                              SELLING STOCKHOLDERS

    The Common Stock to which this Prospectus relates is being offered by the Selling Stockholders. NWA Corp., Old NWA Corp., Air Partners, L.P., a Texas limited partnership (the "Partnership"), the partners of the Partnership signatory thereto (the "Partners"), 1998 CAI Partners, L.P., a Texas limited partnership, Bonderman Family Limited Partnership, a Texas limited partnership ("Transferor I"), 1992 Air, Inc., a Texas corporation ("Transferor II"), and Air Saipan, Inc., a corporation organized under the laws of the Commonwealth of the Northern Marianas Islands ("Transferor III", and, collectively with "Transferor I" and "Transferor II", the "Transferors") are parties to an Investment Agreement dated as of January 25, 1998, as amended by Amendment No. 1 dated as of February 27, 1998 and Amendment No. 2 dated as of November 20, 1998 (as amended, the "Investment Agreement"). Pursuant to the Investment Agreement, on the Closing Date, NWA Corp. and Old NWA Corp. acquired from the Partners the interests in the Partnership held by them and from the Transferors the shares of Class A Common Stock, par value $.01 per share of Continental ("Continental Class A Common Stock") owned by them, in exchange for shares of Common Stock and cash (the "Exchange"). An aggregate of 2,631,784 shares of Common Stock were issued to the Selling Stockholders in the Exchange (the "Offered Shares"), and all such shares are being offered hereby. For a description of certain restrictions on sales by the Selling Stockholders, see "Plan of Distribution--Certain Restrictions on Sales by the Selling Stockholders".

    The following table states the number of shares of the outstanding Common Stock owned by each Selling Stockholder as of the Closing Date, the number of such shares which may be sold for the account of each Selling Stockholder, and the number of such shares that will be owned by each Selling Stockholder assuming the sale of all the Offered Shares.

                                                           NUMBER OF SHARES   NUMBER OF SHARES   NUMBER OF SHARES
                                                            OF COMMON STOCK    OF COMMON STOCK    OF COMMON STOCK
SELLING STOCKHOLDER                                              OWNED           TO BE SOLD      OWNED AFTER SALE
---------------------------------------------------------  -----------------  -----------------  -----------------
David Bonderman..........................................         308,736            308,736                  0
Bonderman Family Limited Partnership.....................         104,363            104,363                  0
Lectair Partners.........................................         483,333            483,333                  0
Eli Broad................................................         179,011            179,011                  0
Donald Sturm.............................................         447,533            447,533                  0
1992 Air GP..............................................       1,108,808          1,108,808                  0

                     DESCRIPTION OF NWA CORP. CAPITAL STOCK

    The summary of the terms of the capital stock of NWA Corp. set forth below is not intended to be complete and is qualified by reference to the restated certificate of incorporation, as amended, of NWA Corp. (the "NWA Corp. Charter") and the restated bylaws of NWA Corp. (the "NWA Corp. Bylaws"), copies of which have been filed as exhibits to the Registration Statement. References to "Common Stock" and "Series C Preferred Stock" (as defined below) for time periods prior to November 20, 1998, refer to the Common Stock and Series C Preferred Stock of Old NWA Corp. See "The Company-- Holding Company Reorganization."

AUTHORIZED CAPITAL STOCK

    Under the NWA Corp. Charter, NWA Corp.'s authorized capital stock consists of 315,000,000 shares of Common Stock, and 45,020,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). Of such authorized shares of Preferred Stock, 25,000,000 shares have been designated Series C Preferred Stock, par value $0.01 per share (the "Series C Preferred Stock"), 3,000,000 shares have been designated Series D Junior Participating Preferred Stock, par value $0.01 per share (the "Series D Junior Participating Preferred Stock"), and 17,020,000 shares are undesignated.

    There are currently no shares of Series D Junior Participating Preferred Stock outstanding. The Series D Junior Participating Preferred Stock is issuable upon exercise of Preferred Share Purchase Rights (the "Rights"). Each share of Common Stock has one Right attached thereto.

    The Preferred Stock has preference over the Common Stock with respect to the payment of dividends and the distribution of assets in the event of a liquidation or dissolution of NWA Corp. In addition, the Board of Directors of NWA Corp. has the authority to issue additional shares of Preferred Stock in one or more series and to fix the voting and other powers, designations, dividends, preferences and relative, participating, optional, conversion, exchange, redemption and other special rights and qualifications, limitations or restrictions thereon of any such series of Preferred Stock.

NWA CORP. COMMON STOCK

    As of October 31, 1998, 81,288,206 shares of Common Stock were issued and outstanding.

    Each share of Common Stock is entitled to one vote at all meetings of stockholders of NWA Corp. for the election of directors (other than directors elected by holders of the Series C Preferred Stock) and all matters submitted to stockholder vote.

    Holders of the Common Stock participate equally as to any dividends or other distributions, including dividends payable in shares of Common Stock (or securities having rights to acquire Common Stock). Upon any liquidation, dissolution or winding up of NWA Corp., holders of the Common Stock are entitled to share equally and ratably in the assets of NWA Corp., if any, remaining after the payment of all debts and liabilities of NWA Corp. and the liquidation preference of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription or redemption rights and are not subject to further calls or assessments. Holders of Common Stock have no right to cumulate their votes in the election of directors. The outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable. The Common Stock is quoted on the Nasdaq National Market.

NWA CORP. PREFERRED STOCK

Series C Preferred Stock

    As of October 31, 1998, 5,650,633 shares of Series C Preferred Stock were issued and outstanding.

CONVERSION RIGHTS

    Each share of Series C Preferred Stock is convertible at any time at the option of the holder thereof into 1.364 shares of Common Stock.

    Each share of Series C Preferred Stock automatically converts into 1.364 shares of the Common Stock upon the sale, transfer, exchange or other disposition of record or beneficial ownership of such share to (or with) any person who is not an employee trust or other "Qualified Holder" (a "Non-Qualified Sale").

PUT RIGHT

    During the 60-day period ending ten years after August 1, 1993 (the "Put Date"), the employee trusts and other "Qualified Holders" of the Series C Preferred Stock (generally consisting of current and former NWA Corp. employees and their spouses, children and heirs) will have the right to put such stock to NWA Corp. Prior to the commencement of such 60-day period, NWA Corp. will have the right to elect either of the following:

    (i) to repurchase such Series C Preferred Stock with cash equal to the Put Price (defined below) or with shares of Common Stock having an aggregate trading value (based on the average closing prices for Common Stock during the 30-day period ending on the Put Date) equal to the Put Price; or

    (ii) to permit the relevant trust or Qualified Holder either (A) to receive the number of shares of Common Stock into which such Series C Preferred Stock would otherwise then be convertible plus the "Excess Amount" (as defined below) in cash, or (B) to have such number of shares of Common Stock otherwise issuable upon conversion sold by NWA Corp., whereupon the relevant trust or Qualified Holder would receive in cash the proceeds realized upon such sale plus the Excess Amount.

    Notwithstanding the foregoing, any election by NWA Corp. to provide those exercising put rights with shares of Common Stock in lieu of cash (as described in clause (i) of the preceding paragraph) would require the approval of a majority of the Series C Directors (such directors being described under "Voting Rights" below). Any decision by NWA Corp. not to repurchase any shares of Series C Preferred Stock as described above requires the consent of a majority of the Series C Directors.

    The "Put Price" in 2003 of the Series C Preferred Stock will be equal to a pro rata portion of the actual savings resulting from labor cost savings agreements entered into in 1993 ($266.3 million as of September 30, 1998). The actual labor cost savings is calculated as the excess of the amount NWA Corp. would have paid its employees in basic hourly wages during the period covered by the labor cost savings absent the labor cost savings over the amount actually paid, together with certain savings in respect of reduced vacation accruals and certain work rule changes.

    The "Excess Amount" for each share of Series C Preferred Stock as to which the put right is exercised (which Excess Amount may be payable when NWA Corp. has elected the mechanism described in clause (ii) of the third preceding paragraph) is equal to the excess of (i) the Put Price over (ii) the specified market price per share of the Common Stock received pursuant to such clause
(ii), multiplied by the number of shares of Common Stock into which one share of Series C Preferred Stock may then be converted.

    In the event NWA Corp. fails to fulfill its mandatory redemption obligations as described above, on a quarterly basis thereafter NWA Corp. must use all cash held by NWA Corp. (or available under revolving credit agreements) in excess of all the requirements within one year of such determination date ("Available Cash") to make partial pro rata redemptions, provided such redemptions are not prohibited under applicable credit agreements. Cash held by NWA Corp.'s subsidiaries will be included in the calculation of Available Cash only to the extent such cash is made available to NWA Corp. pursuant to applicable law or any loan agreements or instruments to which NWA Corp. or any of its subsidiaries is a party or is subject.

DIVIDENDS

    The "Dividend Date" for the Series C Preferred Stock is August 1 of each year. If the Common Stock is listed on the New York or American Stock Exchange or quoted on the Nasdaq National Market on the business day preceding a Dividend Date, no dividend will accrue on the Series C Preferred Stock in respect of the year then ended. If the Common Stock is not so listed or quoted on such business day, on the following Dividend Date each share of Series C Preferred Stock will accrue a cumulative dividend for the year then ended equal to 5% of (i) the actual labor cost savings realized by NWA Corp. from August 1, 1993 to such Dividend Date plus the aggregate amount of previously accrued dividends on such Series C Preferred Stock, divided by (ii) the total number of shares of Series C Preferred Stock issued by NWA Corp. Because the Common Stock is approved for quotation on the Nasdaq National Market, no dividends have accrued on the Series C Preferred Stock.

    In the event NWA Corp. fails to fulfill its mandatory redemption obligations described above, as of the Put Date the Series C Preferred Stock will begin to accrue a cumulative dividend payable quarterly at a rate equal to the greater of 12% per annum or the highest default dividend rate then payable on any series of Preferred Stock of NWA Corp.

VOTING RIGHTS

    The Series C Preferred Stock votes with the Common Stock on all matters submitted to stockholders for a vote, except with respect to the election of directors. When voting with the Common Stock, each share of Series C Preferred Stock has a number of votes equal to 1.364.

    With respect to the election of directors, the Series C Preferred Stock voting as a separate class is entitled to elect a slate of three Series C Directors, one of whom is to be nominated by the International Brotherhood of Teamsters, Chauffeurs, Warehousemen and Helpers of America ("IBT"), one by the International Association of Machinists and Aerospace Workers ("IAM") and one by the Northwest Master Executive Council (the "Northwest MEC") of the Air Line Pilots Association, International ("ALPA"). Until July 31, 2003, the number of Series C Directors will be the greater of three or the number that represents at least 15% of NWA Corp.'s directors.

    In the event NWA Corp. fails to fulfill its mandatory redemption obligation described above, the number of Series C Directors will be increased to the greater of (i) three more than the number of Series C Directors then serving on NWA Corp.'s Board, and (ii) the number of directors that would cause the proportion of Series C Directors to the total number of directors to be equal to the proportion of the total voting power of all shares of Series C Preferred Stock then outstanding to the total voting power of all shares of all voting capital stock of NWA Corp. then outstanding.

    If the holders of Series C Preferred Stock are entitled to elect more than three directors, the Northwest MEC, the IBT and the IAM will each be entitled to nominate one-third of the Series C Directors, and if the total number of Series C Directors is not a multiple of three, any remaining Series C Directors will be nominated by a unanimous vote of the existing Series C Directors designated by these three unions.

    Holders of Series C Preferred Stock are not entitled to vote such stock for the election of any directors other than the Series C Directors. The entitlement of the holders of Series C Preferred Stock to elect the Series C Directors will expire on the first date on which no shares of Series C Preferred Stock are outstanding, whether as a result of conversions, exchanges, repurchases or redemptions.

OPTIONAL REDEMPTION

    NWA Corp. may redeem the Series C Preferred Stock in whole or in part at the Put Price at any time on 60 days' prior notice. Notwithstanding NWA Corp.'s right to redeem the Series C Preferred Stock in whole, until August 1, 2003, each trust may retain one share of Series C Preferred Stock for purposes of exercising the right to elect Series C Directors, as described above.

LIQUIDATION PREFERENCE

    The Series C Preferred Stock has a liquidation preference per share equal to the Put Price. The issuance by NWA Corp. of a new series of Preferred Stock that ranks, as to both preference in liquidation and bankruptcy and the receipt of dividends and repayment, senior to or PARI PASSU with the Series C Preferred Stock, does not require the consent of the holders of the Series C Preferred Stock.

Series D Junior Participating Preferred Stock

    On November 20, 1998, the Board of Directors of NWA Corp. authorized and declared a dividend of one right ("Right") for each outstanding share of Common Stock. The dividend is payable to the stockholders of record as of the Effective Time of the Merger (the "Record Date"). Each Right entitles the registered holder to purchase from NWA Corp. one one-hundredth of a share of Series D Junior

Participating Preferred Stock at a price of $150 per one one-hundredth of a share of Series D Junior Participating Preferred Stock (as the same may be adjusted, the "Purchase Price"). The description and terms of the Rights are set forth in a Rights Agreement dated as of November 20, 1998, as the same may be amended from time to time (the "Rights Agreement"), between NWA Corp. and Norwest Bank Minnesota, N.A., as Rights Agent (the "Rights Agent").

    Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") have acquired Beneficial Ownership (as such term is defined in the Rights Agreement) of a number of shares of Common Stock equal to 19% or more (25% or more in the case of certain Institutional Investors (as such term is defined in the Rights Agreement)) of the number of the shares of Common Stock then issued and outstanding; provided, however, that if a person or group would be deemed an Acquiring Person upon the adoption of the Rights Agreement, such person or group will not be deemed an "Acquiring Person" for any purposes of the Rights Agreement unless and until such person or group acquires Beneficial Ownership of any additional shares of Common Stock after the date of the adoption of the Rights Agreement unless upon the consummation of the acquisition of such additional shares of Common Stock such person or group does not beneficially own a number of shares of Common Stock equal to 19% or more (25% or more in the case of certain Institutional Investors) of the number of the shares of Common Stock then issued and outstanding or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors of NWA Corp. prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of a number of shares of Common Stock equal to 19% or more of the number of shares of Common Stock then issued and outstanding (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the certificates for shares of Common Stock outstanding as of the Record Date, by such certificate together with a copy of the Summary of Rights sent to the holders of the shares of Common Stock as of the Record Date. The phrase "then outstanding", when used with reference to a person or group's Beneficial Ownership of shares of Common Stock, means the number of shares of Common Stock then issued and outstanding together with the sum of (i) all the shares of Common Stock issuable upon conversion of all the shares of Series C Preferred Stock issued and outstanding as of the date of the Rights Agreement, (ii) all the shares of Common Stock issuable upon the exercise of all employee stock options then issued and outstanding as of November 16, 1995 and (iii) any other shares of Common Stock not then actually issued and outstanding but which such person or group would be deemed to beneficially own thereunder (together, the "outstanding Common Stock")

    The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the shares of Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Stock certificates issued after the Record Date upon transfer or new issuances of Common Stock (including pursuant to the conversion of Series C Preferred Stock) will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Stock outstanding as of the Record Date, even without such notation or a copy of the Summary of Rights, will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

    The Rights are not exercisable until the Distribution Date. The Rights will expire on November 16, 2005 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by NWA Corp., in each case as described below.

    The Purchase Price payable, and the number of shares of Series D Junior Participating Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series D Junior Participating Preferred Stock, (ii) upon the grant to holders of the Series D Junior Participating Preferred Stock of certain rights or warrants to subscribe for or purchase Series D Junior Participating Preferred Stock at a price, or securities convertible into Series D Junior Participating Preferred Stock with a conversion price, less than the then-current market price of the Series D Junior Participating Preferred Stock or (iii) upon the distribution to holders of the Series D Junior Participating Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Series D Junior Participating Preferred Stock) or of subscription rights or warrants (other than those referred to above).

    The number of outstanding Rights are also subject to adjustment in the event of a stock split of the Common Stock or a stock dividend on the Common Stock payable in Common Stock or subdivisions, consolidations or combinations of the Common Stock occurring, in any such case, prior to the Distribution Date.

    Shares of Series D Junior Participating Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Series D Junior Participating Preferred Stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of the Series D Junior Participating Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share (plus any accrued but unpaid dividends) but will be entitled to an aggregate payment of 100 times the payment made per share of Common Stock. Each share of Series D Junior Participating Preferred Stock will have 100 votes, voting together with the Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are converted or exchanged, each share of Series D Junior Participating Preferred Stock will be entitled to receive 100 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions.

    In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a Right at the then current exercise price of the Right, that number of shares of Common Stock (or one one-hundredths of a share of Series D Junior Participating Preferred Stock) having a market value of two times the exercise price of the Right.

    In the event that, after a person or group has become an Acquiring Person, NWA Corp. is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right (other than Rights beneficially owned by an Acquiring Person which will have become void) will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the person with whom NWA Corp. has engaged in the foregoing transaction (or its publicly traded parent), which number of shares at the time of such transaction will have a market value of two times the exercise price of the Right.

    At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of beneficial ownership of a number of shares of Common Stock equal to 50% or more of the number of shares of outstanding Common Stock, the Board of Directors of NWA Corp. may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one one-hundredth of a share of Series D Junior Participating Preferred Stock (or of a share of a class or series of NWA

Corp.'s preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

    With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Series D Junior Participating Preferred Stock will be issued (other than fractions which are integral multiples of one one-hundredth of a share of Series D Junior Participating Preferred Stock, which may, at the election of NWA Corp., be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Series D Junior Participating Preferred Stock on the last trading day prior to the date of exercise.

    At any time prior to the time an Acquiring Person becomes such, the Board of Directors of NWA Corp. may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

    For so long as the Rights are then redeemable, NWA Corp. may, except with respect to the Redemption Price, amend the Rights in any manner. After the Rights are no longer redeemable NWA Corp. may, except with respect to the Redemption Price, amend the Rights in any manner that does not adversely affect the interests of holders of the Rights.

    Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of NWA Corp., including, without limitation, the right to vote or to receive dividends.

    A copy of the Rights Agreement is available free of charge from NWA Corp. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, as the same may be amended from time to time, which is hereby incorporated herein by reference.

TRANSFER AGENT AND REGISTRAR

    Norwest Bank Minnesota, National Association is the transfer agent and registrar for the Common Stock.

                              PLAN OF DISTRIBUTION

    The Selling Stockholders have advised us that they may distribute the Offered Shares from time to time in one or more transactions (which may involve block transactions):

    (i) on the Nasdaq National Market or such other quotation system or national security exchanges on which NWA Corp.'s Common Stock is quoted or listed, in transactions that may include special offerings and exchange distributions pursuant to and in accordance with the rules of such exchanges,

    (ii) in the over-the-counter market, or

   (iii) in transactions otherwise than on such exchanges or in the over-the-counter market, or in a combination of any such transactions.

    The Selling Stockholders may effect such transactions at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Selling Stockholders may effect such transactions by selling the Offered Shares to or through broker-dealers and such broker-dealers will receive compensation in the form of discounts or commissions from the Selling Stockholders and may receive commissions from the purchasers of the Offered Shares for whom they may act as agent (which discounts or commissions from the Selling Stockholders or such purchasers will not exceed those customary in the type of transactions involved).

    Any broker-dealers that participate with the Selling Stockholders in the distribution of the Offered Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions or discounts received by such broker-dealers and any profit on the resale of the Offered Shares by such broker-dealers might be deemed to be underwriting discounts and commissions under such act.

    Upon our being notified by any Selling Stockholder that any material arrangement has been entered into with a broker or dealer for the sale of any of the Offered Shares through a secondary distribution, or a purchase by a broker or dealer, a supplemented prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing the following:

    (a) the names of such broker-dealers;

    (b) the number of shares involved;

    (c) the price at which such shares are being sold;

    (d) the commission paid or the discounts or concessions allowed to such broker-dealers;

    (e) where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, as supplemented; and

    (f) other facts material to the transaction.

CERTAIN RESTRICTIONS ON SALES BY THE SELLING STOCKHOLDERS

    Under the Investment Agreement, the Selling Stockholders have agreed, among other things, that until the earlier of (i) the date that is two years after the Closing Date and (ii) such time as NWA Corp. has failed to ensure that a designee of 1992 Air, Inc. is elected to the Board of Directors of NWA Corp. when the right of 1992 Air, Inc. to designate a director to the Board of Directors of NWA Corp. (A) remains in effect, (B) has been terminated by virtue of a written instrument executed by 1992 Air, Inc. or its assignee and NWA Corp. in connection with an order, ruling, decision, judgment, consent decree or other decree of a court or Governmental Authority (a "Government Order"), or (C) would violate a Government Order, each of the Selling Stockholders will not, directly or indirectly, offer, sell, transfer, tender, pledge or encumber, assign or otherwise dispose of any Offered Shares other than in connection with bona fide pledges of such Offered Shares to secure bona fide borrowings or in connection with bona fide hedging transactions executed by registered broker-dealers; provided, however, that the Selling Stockholders will be permitted to offer, sell, transfer, tender, pledge or encumber, assign or otherwise dispose of, during such two-year period, the following:

    (i) in the aggregate, such percentage of the aggregate number of Offered Shares issued to the Selling Stockholders at the Closing as is equal to the percentage of the aggregate shares of Common Stock beneficially owned by Alfred Checchi, Gary Wilson and Richard Blum (collectively, the "Principals") on the Closing Date that are sold, transferred, assigned or otherwise actually disposed of by the Principals in the aggregate during such two-year period;

    (ii) in the event that the Selling Stockholders acquire Continental Class A Common Stock from NWA Corp. pursuant to a right of first offer granted in the Investment Agreement ("Reoffered Securities"), in the aggregate, such percentage of the aggregate number of Offered Shares as is represented by the percentage such Reoffered Securities bears to the total number of shares of Continental Class A Common Stock the beneficial ownership of which is acquired by NWA Corp. and Old NWA Corp. at the Closing; and

   (iii) Offered Shares to one or more of its affiliates that is directly or indirectly controlled by it.

    In addition, under the Standstill Agreement dated as of November 20, 1998 (the "Standstill Agreement"), between NWA Corp. and the persons identified on the signature pages thereof, the

Selling Stockholders have agreed, among other things, that they will not, and will cause their affiliates not to, directly or indirectly, sell, transfer any beneficial interest in, pledge, hypothecate or otherwise dispose of any voting securities of NWA Corp. in any transaction that to the knowledge of such Selling Stockholder would result in a transfer, pledge, hypothecation or other disposition to any person or group that would have, upon consummation of such sale, transfer, pledge, hypothecation or other disposition, directly or indirectly, beneficial ownership of or the right to acquire beneficial ownership of such number of NWA Corp. voting securities as represent more than 5% of the total number of votes which could be cast in an election of members of the NWA Corp. Board of Directors ("NWA Corp. Combined Voting Power"); PROVIDED, that each Selling Stockholder will be permitted to sell, transfer or otherwise dispose of NWA Corp. voting securities:

    (a) to one or more of its affiliates that is directly or indirectly controlled by it;

    (b) to any one or more of the Principals;

    (c) to certain institutional investors;

    (d) pursuant to a tender or exchange offer for NWA Corp. voting securities which is not opposed by the NWA Corp. Board of Directors;

    (e) in a merger transaction; or

    (f) by testamentary devise;

    PROVIDED, that in the case of clauses (a) and (f) the transferee agrees in writing to be bound by the terms of the Standstill Agreement; PROVIDED, FURTHER, that no sales, transfers or other dispositions to any person or group pursuant to clause (c) may occur if to the knowledge of such Selling Stockholder such person or group would have, upon consummation of such sale, transfer or other disposition, directly or indirectly, beneficial ownership of or the right to acquire beneficial ownership of such number of NWA Corp. voting securities as represent more than 14.9% of the NWA Corp. Combined Voting Power.

                                 LEGAL MATTERS

    Simpson Thacher & Bartlett, New York, New York, our special counsel, will issue a legal opinion regarding the Offered Shares.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited our (Old NWA Corp.) consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 1997, as set forth in their report, which is incorporated in this Prospectus and Registration Statement by reference. Our consolidated financial statements are incorporated by reference in reliance on their report, given on their authority as experts in accounting and auditing.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.

    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.The estimated expenses payable by NWA Corp. in connection with the offering described in this Registration Statement are as follows:

Registration Fee...............................................  $16,374.01
Legal fees and expenses........................................   50,000.00*
Accounting fees and expenses...................................   30,000.00*
Printing and duplicating expenses..............................   25,000.00*
Miscellaneous expenses.........................................   92,500.00*
                                                                 ----------
Total..........................................................  $213,874.01
                                                                 ----------
                                                                 ----------
                                                                 *Estimates

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnity officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

    In accordance with Section 102(b)(7) of the Delaware Law, the NWA Corp. Charter provides that the directors of NWA Corp. shall not be personally liable to NWA Corp. or its stockholders for monetary damages for violations of their fiduciary duty.

    Article VIII of the NWA Corp. Bylaws provides for indemnification of the officers and directors of NWA Corp. to the fullest extent permitted by applicable law.

ITEM 16.

    EXHIBITS.

4.1......             Restated Certificate of Incorporation of Northwest Airlines Corporation (the
              --      "Company").
4.2......     --      Restated Bylaws of the Company.
5.1......     --      Opinion of Simpson Thacher & Bartlett as to the validity of the Common Stock.
23.1.....     --      Consent of Ernst & Young LLP.
23.2.....     --      Consent of Simpson Thacher & Bartlett (included in Exhibit 5.1).

ITEM 17. UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected on the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraph (1)(i) and (1)(ii) above do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in response to Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Eagan, State of Minnesota, on December 23, 1998.

                                NORTHWEST AIRLINES CORPORATION

                                BY:           /S/ DOUGLAS M. STEENLAND
                                     -----------------------------------------
                                                Douglas M. Steenland
                                     EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL
                                                   AND SECRETARY

    KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Douglas M. Steenland and Mickey P. Foret and each of them individually, his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement together with all schedules and exhibits thereto, (ii) act on, sign and file with the Securities and Exchange Commission any registration statement relating to this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, (iii) act on, sign and file with the Securities and Exchange Commission any exhibits to this Registration Statement or any such registration statement or amendments (including post-effective amendments), (iv) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (v) act on and file any supplement to any prospectus included in this Registration Statement or any such registration statement or amendment and (vi) take any and all actions which may be necessary, or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them individually, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact, any of them or any of his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

                                President, Chief Executive
     /s/ JOHN H. DASBURG          Officer and Director
------------------------------    (Principal Executive        December 23, 1998
       John H. Dasburg            Officer)

                                Executive Vice President
      /s/ MIKEY P. FORET          and Chief Financial
------------------------------    Officer (Principal          December 23, 1998
        Mikey P. Foret            Financial Officer)

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
                                Vice President--Finance and
     /s/ ROLF S. ANDERSEN         Chief Accounting Officer
------------------------------    (Principal Accounting       December 23, 1998
       Rolf S. Andersen           Officer)

      /s/ GARY L. WILSON        Chairman of the Board of
------------------------------    Directors                   December 23, 1998
        Gary L. Wilson

     /s/ RICHARD C. BLUM        Director
------------------------------                                December 23, 1998
       Richard C. Blum

    /s/ ALFRED A. CHECCHI       Director
------------------------------                                December 23, 1998
      Alfred A. Checchi

   /s/ DORIS KEARNS GOODWIN     Director
------------------------------                                December 23, 1998
     Doris Kearns Goodwin

    /s/ MARVIN L. GRISWOLD      Director
------------------------------                                December 23, 1998
      Marvin L. Griswold

                                Director
------------------------------                                December   , 1998
     Dennis F. Hightower

    /s/ GEORGE J. KOURPIAS      Director
------------------------------                                December 23, 1998
      George J. Kourpias

                                Director
------------------------------                                December   , 1998
      Frederic V. Malek

    /s/ WALTER F. MONDALE       Director
------------------------------                                December 23, 1998
      Walter F. Mondale

      /s/ V.A. RAVINDRAN        Director
------------------------------                                December 23, 1998
        V.a. Ravindran

                                Director
------------------------------                                December   , 1998
       Leo M. Van Wijk

     /s/ DUANE E. WOERTH        Director
------------------------------                                December 23, 1998
       Duane E. Woerth

                               INDEX TO EXHIBITS

                                                                                                          SEQUENTIALLY
EXHIBIT                                                                                                     NUMBERED
NUMBER                                       DESCRIPTION OF EXHIBITS                                          PAGES
---------  -------------------------------------------------------------------------------------------  -----------------
   4.1  -  Restated Certificate of Incorporation of Northwest Airlines Corporation (the "Company").

   4.2  -  Restated Bylaws of the Company.

   5.1  -  Opinion of Simpson Thacher & Bartlett as to the validity of the Common Stock.

  23.1  -  Consent of Ernst & Young LLP

  23.2  -  Consent of Simpson Thacher & Bartlett (included in Exhibit 5.1)